Exhibit 5

                                                   Gary R. Dowell
                                                   1720 Content Lane
                                                   Reisterstown, MD  21136

August 29, 2001

Peggy J. Stewart, President
WHG Bancshares, Corp.
1505 York Road
Lutherville, Maryland  21093

Dear Peggy J. Stewart, President

     I am disappointed that you and the Board of Directors wish to hide behind Maryland Law that will delay my receipt of the shareholder list requested on August 7, 2001, for approximately seven weeks. I believe this delay is just another way for WHGB management to suppress shareholder rights. We both know that if management desired to promote the rights of shareholders, they could produce the shareholder list at this time. Nevertheless, I will live with this delay. However, as your attorney pointed out in his letter dated August 21, 2001, I am entitled to receive the shareholder list after October 18, 2001. Therefore, I will be at the Banks' 1505 York Road office on October 19, 2001 to review the shareholder list.

Sincerely,


/s/ Gary R. Dowell
------------------
Gary Dowell

cc:  John J. Spidi